Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-40428, No. 333-42392, No. 333-103058 and No. 333-105420) of Integrated Circuit Systems, Inc. of our report dated July 28, 2003 relating to the financial statements and financial statement schedule, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Philadelphia, PA